The Lazard Funds, Inc.

Sub-Item 77C (Matters submitted to a vote of security holders.)

A Joint Special Meeting of Shareholders of the Fund and Lazard Retirement Series, Inc.was held on October 20, 2017, to vote on the following proposals. The proposals received the required number of votes of shareholders and were adopted.

Proposal 1:
To elect each of Franci J. Blassberg, Trevor W. Morrison and Nathan A. Paul as a Fund Director.

Director		For		Withhold Authority
Franci J. Blassberg	1,322,185,144	18,431,907
Trevor W. Morrison	1,323,575,840	17,041,212
Nathan A. Paul		1,331,727,319	8,889,732

Proposal 2A:
To approve revising the Portfolios fundamental investment restrictions on issuing senior securities, borrowing and pledging or mortgaging its assets.

Portfolio			For		Against		Abstain
US Equity Concentrated 		55,236,561 	275,958 	233,215
US Strategic Equity 		5,117,457 	832 		720
US Small-Mid Cap Equity* 	4,938,201 	3,948,804 	14,691
International Equity 		100,274,564 	185,666 	189,973
International Equity Select 	3,144,596 	16,924 		19,954
International Strategic Equity 	187,361,095 	4,238,688 	1,845,962
International Small Cap Equity* 2,302,579 	45,455 		28,372
Global Equity Select 		3,385,435 	0		0

Proposal 2B:
To approve revising the Portfolios fundamental investment restrictions on purchasing or selling commodities or commodities contracts.

Portfolio			For		Against		Abstain
US Equity Concentrated 		55,055,031 	462,210 	228,492
US Strategic Equity 		5,117,457 	832 		720
US Small-Mid Cap Equity* 	4,944,266 	3,943,838 	13,592
International Equity 		100,118,436 	328,470 	203,297
International Equity Select 	3,146,192 	15,328 		19,954
International Strategic Equity 	187,529,405 	4,056,768 	1,859,570
International Small Cap Equity* 2,298,290 	43,817 		34,300
Global Equity Select 		3,385,435 	0 		0

Proposal 2C:
To approve revising the Portfolios fundamental investment restriction on purchasing securities on margin.

Portfolio			For		Against		Abstain
US Equity Concentrated 		55,193,901 	324,529 	227,303
US Strategic Equity 		5,116,160 	2,128 		720
US Small-Mid Cap Equity* 	4,887,129 	3,989,025 	25,542
International Equity 		100,208,767 	226,669 	214,766
International Equity Select 	3,145,703 	15,817 		19,954
International Strategic Equity* 181,069,100 	10,516,293 	1,860,351
International Small Cap Equity* 2,285,195 	57,729 		33,483
Global Equity Select 		401,762 	0		0

Proposal 2D:
To approve removing the Portfolios fundamental investment restriction on short sales of securities.

Portfolio			For		Against		Abstain
US Small-Mid Cap Equity* 	4,934,675 	3,948,536 	18,484
International Equity 		100,071,855 	367,950 	210,397
International Small Cap Equity* 2,272,254 	61,042 		43,110

Proposal 2E:
To approve removing the Portfolios fundamental investment restriction on investing in illiquid securities.

Portfolio			For		Against		Abstain
US Small-Mid Cap Equity* 	4,899,822 	3,985,324 	16,550
International Equity 		100,035,147 	398,645 	216,410
International Small Cap Equity* 2,269,258 	58,888 		48,261

Proposal 2F:
To approve removing the Portfolios fundamental investment restriction on investing in other investment companies.

Portfolio			For		Against		Abstain
US Small-Mid Cap Equity* 	4,935,292 	3,945,794 	20,609
International Equity 		100,080,218 	349,789 	220,195


* Proposal did not receive the required number of votes of shareholders and was not adopted.